Exhibit (a)(5)(vi)

For Immediate Release

Contact:	Jennifer Glass

Oracle Corp.

(650) 633-6192

jennifer.glass@oracle.com

ORACLE STATEMENT REGARDING JD EDWARDS LAWSUIT

REDWOOD SHORES, Calif., June 12, 2003—Oracle Corp., (Nasdaq: ORCL) issued the following statement, which is attributable to Jim Finn, Oracle spokesperson:

“We have just heard of this lawsuit. Clearly PeopleSoft and JD Edwards prefer to fight in the courts than let shareholders decide. We believe that this case has no merit whatsoever.”

The solicitation and the offer to buy PeopleSoft’s common stock is only made pursuant to the Offer to Purchase and related materials that Oracle Corporation and Pepper Acquisition Corp. filed on June 9, 2003. Stockholders should read the Offer to Purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Stockholders can obtain the Offer to Purchase and related materials free at the SEC’s website at www.sec.gov, from Credit Suisse First Boston LLC, the Dealer Manager for the offer, from MacKenzie Partners, the Information Agent for the offer, or from Oracle Corporation.

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